Exhibit 99.1

PRESS RELEASE

CSL011016	10/25/11

Carlisle Companies Reports $0.85 Earnings Per Share from Continuing Operations for the Third Quarter 2011, a 13% Increase from the Prior Year

CHARLOTTE, NORTH CAROLINA, October 25, 2011 - Carlisle Companies Incorporated (NYSE:CSL) reported net sales from continuing operations of $870.5 million for the quarter, ended September 30, 2011, a 31% increase from net sales of $665.9 million in the third quarter of 2010.  The Company’s organic sales increased 15% compared to the prior year period.  The acquisitions of Hawk within the Carlisle Brake & Friction segment and PDT Phoenix GmbH (PDT) within the Carlisle Construction Materials segment contributed $99.6 million in sales, or 15% in the third quarter of 2011.  The impact of foreign currency exchange rates on net sales was an increase of less than 1% in the third quarter of 2011.

Income from continuing operations increased 15% to $53.7 million, or $0.85 per diluted share, in the third quarter 2011, compared with $46.8 million, or $0.75 per diluted share, in the third quarter of 2010.  The increase in income was due to the earnings contribution from the Hawk acquisition, organic sales growth and efficiencies gained through the Carlisle Operating System.  Partially offsetting these increases were after-tax charges of $2.5 million within the Carlisle Transportation Products segment for senior management and other organizational changes, and higher raw material costs experienced in all segments in the third quarter of 2011 as compared to the third quarter of 2010.

Comment

David A. Roberts, Chairman, President and Chief Executive Officer, said, “Carlisle achieved another quarter of strong sales and overall earnings performance.   Carlisle Brake & Friction (CBF) achieved its third consecutive record quarter for sales and earnings. Within CBF, the Hawk acquisition continued its outstanding performance, contributing sales of $86.2 million and EBIT (Earnings before interest and income taxes) of $19.6 million. Organically, CBF grew 36%, reflecting the strong demand we continue to see for our off-highway applications in global agriculture, construction and mining markets.

“Our Carlisle Construction Materials (CCM) segment achieved 25% sales growth during the third quarter, reflecting 21% organic growth from strong re-roofing sales and increased selling price realization and 4% growth from the recent PDT acquisition. Earnings growth in this segment was 11% despite the continued negative impact from higher raw material costs.

“Sales and earnings growth within Carlisle Interconnect Technologies (CIT) was also impressive, at 23% and 33%, respectively, reflecting growth of in-flight entertainment applications in the aerospace market.  In addition, the prospects for the sale of CIT’s products for the Boeing 787 program are very strong.”

Roberts continued, “Our Carlisle Transportation Products (CTP) segment incurred an EBIT loss of $8.9 million during the third quarter 2011.  In addition to lower sales volumes due to seasonality, CTP’s third quarter results were negatively impacted by continued inefficiencies from start-up operations at the Jackson, TN facility, and $4.0 million of pre-tax charges for actions taken to realign the organization, which included a management change. While the ramp-up of operations at the Jackson facility has been a serious challenge in 2011, we remain confident in our decision to consolidate our tire operations. We are seeing productivity improvements at this new facility and believe that, with our new management team, we are well positioned for significant margin improvement in 2012.”

Roberts added, “We were very excited to add PDT in Germany to CCM’s international operations. The acquisition of PDT for $113 million in cash on August 1, 2011 was funded primarily by $90 million in free cash flow generated by our businesses during the third quarter 2011 as well as cash on hand. On October 20, 2011, we replaced our expiring $500 million revolving credit facility with a $600 million 5-year facility.  We are in a strong liquidity position to pursue further growth opportunities and bolt-on acquisitions.”

Roberts concluded by stating, “We expect 2011 full-year sales growth in the mid-20% range and expect 2011 EBIT margins to improve versus last year.  Our businesses remain as focused as ever on organic sales growth and utilizing the Carlisle Operating System to achieve margin and cash flow improvement.”

Segment Results

Carlisle Construction Materials (CCM): Third quarter 2011 net sales of $442.2 million increased by 25% from net sales of $354.8 million for the same period in 2010. On August 1, 2011, CCM acquired PDT, a German-based leading provider of single-ply roofing membrane in Europe, contributing $13.4 million, or 4%, to net sales.  EBIT for CCM increased 11% from $54.1 million for the same period in the prior year to $60.2 million. The PDT acquisition contributed $2.2 million to EBIT in the third quarter 2011. Results for PDT during the third quarter of 2011 exclude PDT’s profiles business, which was classified as held for sale and is reported in discontinued operations.  CCM’s increase in organic sales reflected higher demand for the Company’s re-roofing applications and, to a lesser extent, selling price increases. EBIT margin decreased from 15.2% in the third quarter 2010 to 13.6% for the third quarter 2011 primarily due to higher raw material costs that were not fully offset by increased selling prices.

Carlisle Transportation Products (CTP):  Third quarter 2011 net sales of $164.6 million increased by 5.0% compared to net sales of $156.8 million over the prior year period.  The increase in sales reflected strong demand in the agriculture and construction markets as well as higher selling prices in all markets, offset by lower volume within the outdoor power equipment market. EBIT during the third quarter 2011 was a loss of $8.9 million as compared to income of $3.5 million for the same period in 2010.   Operating results were negatively impacted by production inefficiencies at the Jackson, TN, tire plant and lower sales volume. The Company took a number of actions during the third quarter 2011 related to management and organizational changes, incurring $4.0 million of pretax costs.  CTP continues to face higher raw material costs versus the prior year that may negatively impact margin in future quarters.

Carlisle Brake & Friction (CBF): CBF net sales for the quarter increased from $29.2 million in third quarter 2010 to an all-time quarterly record of $126.6 million in the third quarter 2011, with $86.2 million attributable to the Hawk acquisition. Organic sales growth was 36%.  EBIT increased from $4.9 million in the third quarter 2010 to $24.2 million in the third quarter 2011, with $19.6 million attributable to Hawk. EBIT margin increased from 16.8% to 19.1%. CBF’s markets continued to show robust demand during the third quarter 2011 for its agricultural, construction and mining applications in all global regions.

Carlisle Interconnect Technologies (CIT): Third quarter 2011 net sales of $75.7 million increased by 23% from net sales of $61.4 million for the same period of the prior year. EBIT increased 33% to $10.9 million from $8.2 million for the same period in 2010.   The increase in sales in the third quarter 2011 reflected sales growth in the aerospace market of 38%, partially offset by sales declines in the defense market. CIT experienced increased demand for its in-flight entertainment applications as well as higher sales for Boeing legacy programs and the Boeing 787 entry into service.  EBIT margin for the quarter increased to 14.4% as compared with 13.4% in the third quarter 2010.  The increase in margin was attributable to organic sales growth and operating efficiencies from the Carlisle Operating System, partially offset by higher raw material costs.

Carlisle FoodService Products (CFS): Third quarter 2011 net sales of $61.4 million were 3.6% lower compared to net sales of $63.7 million for the third quarter 2010. EBIT in this segment decreased to $4.5 million from $6.3 million for the same period in 2010.  The reduction in net sales from lower demand and pricing pressure within the healthcare market was partially offset by higher selling price and increased sales volume in the foodservice market. EBIT margin declined from 9.9% in the third quarter 2010 to 7.3% in the current quarter due to lower net sales volume and higher raw material costs.

Corporate Expense

Corporate expenses decreased from $10.5 million in the third quarter of 2010 to $9.1 million for the third quarter of 2011 primarily due to the impact of foreign exchange rate changes during the third quarter of 2010 versus the third quarter of 2011.

Interest Expense

The increase in interest expense from $1.4 million in the third quarter of 2010 to $5.5 million for the current quarter reflects higher outstanding debt levels in 2011. On December 9, 2010, the Company issued $250 million in 5.125% senior unsecured notes due 2020 to partially fund the Hawk acquisition.

Income Taxes

The Company’s effective income tax rates for 2010 and 2011 are lower than the 35% statutory rate in part due to the deduction for U.S. production activities and earnings in foreign jurisdictions taxed at rates lower than the U.S. federal rate. The effective income tax rate of 29.6% for the third quarter of 2011 is lower than the expected statutory rate primarily due to the tax benefit of excess foreign tax credits expected to be generated as part of 2011 foreign restructuring recorded during the quarter.

The difference in the effective income tax rate of 28.1% for the third quarter of 2010 versus the expected statutory rate was primarily due to tax benefits created upon enactment of legislation regarding certain types of foreign earned income.

Income (Loss) from Discontinued Operations, Net of Tax

Included in income from discontinued operations is $9.3 million in net sales and $0.3 million in EBIT related to PDT’s profiles business, which was classified as held for sale during the third quarter 2011.  The Company expects to sell the profiles business by the second half of 2012.

Net Income

Net income, including the results of discontinued operations, for the third quarter 2011 was $53.7 million, or $0.85 per diluted share, compared to net income of $50.5 million, or $0.81 per diluted share, for the third quarter 2010.  The 2011 net income was positively impacted by earnings from the Hawk acquisition, organic sales growth and efficiency gains from the Carlisle Operating System, partially offset by after-tax charges of $2.5 million within the Carlisle Transportation Products segment for management and other organizational changes, and higher raw material costs.

Year-to-Date

Net sales of $2.43 billion for the first nine months of 2011 increased 28%, compared with $1.90 billion for the same period in 2010. For the first nine months of 2011, organic sales increased by 14% from the prior year period with growth experienced by all business segments with the exception of FoodService Products.  Acquisitions in the Brake & Friction and Constructions Materials segments contributed $259.3 million, or 14%, in sales in the first nine months of 2011 as compared to the same period of 2010.

Income from continuing operations for the first nine months of 2011of $142.3 million, or $2.26 per diluted share, increased 31% as compared with $108.7 million, or $1.75 per diluted share, for the same period in 2010. EBIT increased by 31% driven by contributions from the Hawk acquisition, higher organic sales and efficiencies from the Carlisle Operating System. Partially offsetting these benefits were higher raw materials costs during the first nine months of 2011 compared to the prior year period, and production inefficiencies and organizational realignment costs at CTP.  The Company had an effective income tax rate of 31.2% for the nine months ended 2011, as compared to an effective rate of 33.8% for the nine months ended 2010.

Net income for the first nine months of 2011 was $141.7 million, or $2.24 per diluted share.  Net income for the first nine months of 2010 was $113.4 million, or $1.83 per diluted share.

Cash Flow

Cash flow provided by operating activities of $118.9 million for the first nine months of 2011was 91% higher than cash provided of $62.4 million for the same period in 2010 largely due to higher earnings during 2011.  Notwithstanding higher sales growth in 2011, cash used for working capital and other assets and liabilities of $97.3 million for the first nine months of 2011was less than cash used of $102.3 million for the first nine months of 2010.  For the first nine months of 2011, average working capital (defined as the average of the quarter end balances of receivables, plus inventory less accounts payable) as a percentage of annualized sales (defined as year-to-date net sales calculated on an annualized basis) was 21.5%, compared to a percentage of 21.6% for the nine months ended September 30, 2010.

Capital expenditures were $48.5 million in the first nine months of 2011 compared to capital expenditures of $46.8 million in the first nine months of 2010. On August 1, 2011, the Company utilized cash of $113.4 million, excluding cash acquired of $7.5 million, to purchase PDT.  The PDT acquisition was funded primarily by free cash flow from operations (defined as cash flow provided by operating activities less capital expenditures) and cash on hand during the third quarter of 2011. The acquisition of PDT is subject to certain earn-out provisions based upon future results of the acquired operations.

Conference Call and Webcast

The Company will discuss third quarter 2011 results on a conference call at 8:00 a.m. ET today. The call may be accessed live by going to the Investor Relations section of the Carlisle website at www.carlisle.com, or the taped call may be listened to shortly following the live call at the same website location. A PowerPoint presentation will accompany the call and can be found on the Carlisle website as well.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global economic, business, competitive, market and regulatory factors. More detailed information about these factors is contained in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no duty to update forward-looking statements.

About Carlisle Companies

Carlisle Companies Inc. is a global diversified company that designs, manufactures and markets a wide range of products that serve a broad range of niche markets including commercial roofing, energy, agriculture, lawn and garden, mining and construction equipment, aerospace and electronics, dining and food delivery, and healthcare. Through our group of decentralized operating companies led by entrepreneurial management teams we bring innovative product solutions to solve the challenges our customers face. Our 11,000 employees worldwide, who generated $2.5 billion in net sales in 2010, are focused on continuously improving the value of the Carlisle brand by developing the best products, insuring the highest quality and providing unequaled customer service in the many industries we serve. Learn more about Carlisle at www.carlisle.com.

CONTACT:	Steven J. Ford
Vice President & Chief Financial Officer
Carlisle Companies Incorporated
(704) 501-1100

http://www.carlisle.com

Carlisle Companies Incorporated

Unaudited Condensed Consolidated Statements of Earnings

	Third Quarter		Nine Months
(Dollars in millions, except per share amounts)	2011	2010	2011	2010

Net sales	$870.5	$665.9	$2,434.9	$1,900.8

Cost and expenses:
Cost of goods sold	683.0	522.3	1,916.6	1,501.6
Selling and administrative expenses	99.9	71.5	277.8	214.7
Research and development expenses	7.1	6.0	21.4	16.8
Other income, net	(1.3)	(0.4)	(3.3)	(1.6)

Earnings before interest and income taxes	81.8	66.5	222.4	169.3

Interest expense, net	5.5	1.4	15.5	5.1
Income before income taxes	76.3	65.1	206.9	164.2

Income tax expense	22.6	18.3	64.6	55.5
Income from continuing operations, net of tax	53.7	46.8	142.3	108.7

Discontinued operations
Income (loss) from discontinued operations	—	5.6	(1.2)	6.9
Income tax expense (benefit)	—	1.9	(0.6)	2.2
Income (loss) from discontinued operations, net of tax	—	3.7	(0.6)	4.7
Net income	$53.7	$50.5	$141.7	$113.4

Basic earnings per share attributable to common shares (1)
Income from continuing operations, net of tax	$0.86	$0.76	$2.29	$1.77
Income (loss) from discontinued operations, net of tax	—	0.06	—	0.08
Basic earnings per share	$0.86	$0.82	$2.29	$1.85

Diluted earnings per share attributable to common shares (1)
Income from continuing operations, net of tax	$0.85	$0.75	$2.26	$1.75
Income (loss) from discontinued operations, net of tax	—	0.06	(0.02)	0.08
Diluted earnings per share	$0.85	$0.81	$2.24	$1.83

Average shares outstanding - in thousands
Basic	61,599	60,980	61,396	60,885
Diluted	62,403	61,527	62,322	61,639

(1) Numerator for basic and diluted EPS based on “two class” method of computing earnings per share

Income from continuing operations	$53.2	$46.3	$140.9	$107.5
Net income	$53.2	$50.0	$140.4	$112.2

Dividends declared and paid	$11.2	$10.4	$32.3	$30.1
Dividends declared and paid per share	$0.18	$0.17	$0.52	$0.49

Carlisle Companies Incorporated

Segment Financial Data

(In millions)

(Unaudited)

In millions,	Third Quarter		Increase (Decrease)	First Nine Months		Increase (Decrease)
except percentages	2011	2010	Percent	2011	2010	Percent
Net Sales
Carlisle Construction Materials	$442.2	$354.8	24.6%	$1,105.5	$917.1	20.5%
Carlisle Transportation Products	164.6	156.8	5.0%	578.0	538.4	7.4%
Carlisle Brake & Friction	126.6	29.2	333.6%	356.8	78.0	357.4%
Carlisle Interconnect Technologies	75.7	61.4	23.3%	213.1	185.6	14.8%
Carlisle FoodService Products	61.4	63.7	-3.6%	181.5	181.7	-0.1%
	$870.5	$665.9	30.7%	$2,434.9	$1,900.8	28.1%

Earnings Before Interest and Income Taxes
Carlisle Construction Materials	$60.2	$54.1	11.3%	$132.4	$124.8	6.1%
Carlisle Transportation Products	(8.9)	3.5	-354.3%	12.9	21.3	-39.4%
Carlisle Brake & Friction	24.2	4.9	393.9%	61.8	9.9	524.2%
Carlisle Interconnect Technologies	10.9	8.2	32.9%	31.5	22.0	43.2%
Carlisle FoodService Products	4.5	6.3	-28.6%	15.3	19.0	-19.5%
Corporate	(9.1)	(10.5)	13.3%	(31.5)	(27.7)	-13.7%
Total	$81.8	$66.5	23.0%	$222.4	$169.3	31.4%

EBIT Margins
Carlisle Construction Materials	13.6%	15.2%		12.0%	13.6%
Carlisle Transportation Products	-5.4%	2.2%		2.2%	4.0%
Carlisle Brake & Friction	19.1%	16.8%		17.3%	12.7%
Carlisle Interconnect Technologies	14.4%	13.4%		14.8%	11.9%
Carlisle FoodService Products	7.3%	9.9%		8.4%	10.5%
Corporate	-1.0%	-1.6%		-1.3%	-1.5%
Total	9.4%	10.0%		9.1%	8.9%

Carlisle Companies Incorporated

Unaudited Consolidated Balance Sheets

	September 30,	December 31,
(Dollars in millions, except share and per share amounts)	2011	2010
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$81.8	$89.4
Receivables, less allowance of $9.5 in 2011 and $9.7 in 2010	542.3	391.0
Inventories	482.2	430.5
Deferred income taxes	47.7	45.7
Prepaid expenses and other current assets	49.7	60.3
Current assets held for sale	9.1	—
Total current assets	1,212.8	1,016.9

Property, plant and equipment, net of accumulated depreciation of $581.7 in 2011 and $539.6 in 2010	530.3	533.4

Other assets:
Goodwill, net	710.5	667.1
Other intangible assets, net	323.6	297.9
Other long-term assets	7.7	12.6
Non-current assets held for sale	18.3	1.6
Total other assets	1,060.1	979.2

TOTAL ASSETS	$2,803.2	$2,529.5

Liabilities and Shareholders’ Equity
Current liabilities:
Short-term debt, including current maturities	$113.1	$69.0
Accounts payable	280.6	195.4
Accrued expenses	165.2	174.9
Deferred revenue	22.0	17.1
Current liabilities associated with assets held for sale	4.5	—
Total current liabilities	585.4	456.4

Long-term liabilities:
Long-term debt	405.3	405.1
Deferred revenue	125.1	122.6
Other long-term liabilities	214.6	204.7
Non-current liabilities associated with assets held for sale	1.9	—
Total long-term liabilities	746.9	732.4

Shareholders’ equity:
Preferred stock, $1 par value per share. Authorized and unissued 5,000,000 shares	—	—
Common stock, $1 par value per share. Authorized 100,000,000 shares; 78,661,248 shares issued; 61,578,799 outstanding in 2011 and 61,024,932 outstanding in 2010	78.7	78.7
Additional paid-in capital	115.7	92.4
Cost of shares of treasury - 16,516,837 shares in 2011 and 17,011,676 shares in 2010	(220.0)	(221.6)
Accumulated other comprehensive loss	(42.2)	(38.1)
Retained earnings	1,538.7	1,429.3
Total shareholders’ equity	1,470.9	1,340.7

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,803.2	$2,529.5

Carlisle Companies Incorporated

Unaudited Consolidated Statements of Cash Flows

For the Nine Months ended September 30, 2011 and 2010

	September 30,
(Dollars in millions)	2011	2010

Operating activities
Net income	$141.7	$113.4
Reconciliation of net income to cash flows from operating activities:
Depreciation	51.2	44.7
Amortization	13.4	9.1
Non-cash compensation	12.7	10.4
Loss (gain) on sale of property and equipment, net	0.6	(3.6)
Loss on writedown of assets	0.4	—
Deferred taxes	(0.4)	(5.6)
Change in tax benefits from stock-based compensation	(3.0)	(1.5)
Foreign exchange gain	(1.0)	(1.4)
Changes in assets and liabilities, excluding effects of acquisitions and divestitures:
Current and long-term receivables	(151.8)	(114.7)
Inventories	(43.9)	(53.9)
Accounts payable and accrued expenses	75.3	60.4
Income taxes	18.8	3.5
Long-term liabilities	4.3	2.4
Other operating activities	0.6	(0.8)
Net cash provided by operating activities	118.9	62.4

Investing activities
Capital expenditures	(48.5)	(46.8)
Acquisitions, net of cash	(108.7)	—
Proceeds from sale of property and equipment	1.3	5.7
Proceeds from sale of investments	5.3	—
Proceeds from sale of business	—	20.6
Other investing activities	(0.3)	(0.2)
Net cash used in investing activities	(150.9)	(20.7)

Financing activities
Net change in short-term borrowings and revolving credit lines	103.0	—
Redemption of bonds	(59.0)	—
Dividends	(32.3)	(30.1)
Treasury shares and stock options, net	9.3	5.1
Change in tax benefits from stock-based compensation	3.0	1.5
Net cash provided by (used in) financing activities	24.0	(23.5)

Effect of exchange rate changes on cash	0.4	0.3
Change in cash and cash equivalents	(7.6)	18.5
Cash and cash equivalents
Beginning of period	89.4	96.3
End of period	$81.8	$114.8